Exhibit 10.2

AMENDMENT NO. 1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT No. 1 (this “Amendment”) to the executive employment agreement between P&F INDUSTRIES, INC., a Delaware corporation (the “Company”), and RICHARD A. HOROWITZ (the “Executive”) dated as of January 1, 2022 (the “Employment Agreement”), is being entered into and is effective as of this 13th day of October, 2023 (the “Amendment Effective Date”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to the Employment Agreement; and

WHEREAS, the Company and the Executive desire to clarify and amend the terms of the Employment Agreement as provided herein, effective as of the Amendment Effective Date.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of the Amendment Effective Date, the parties hereto hereby agree as follows:

1.    The following clause is hereby added to the end of Section 4 of the Employment Agreement:

Notwithstanding anything in this Section 4 to the contrary, (i) the Executive’s Annual Bonus for the Company’s 2023 fiscal year shall equal $1,050,000 and shall not be subject to pro-ration (the “2023 Annual Bonus”) and such 2023 Annual Bonus shall be paid by the Company no later than March 15, 2024 and (ii) the Executive shall not be eligible for any Annual Bonus for the Company’s 2024 fiscal year in the event a Change in Control occurs during the Company’s 2024 fiscal year.

2.    Sections 7(a), (b) and (d) of the Employment Agreement are each hereby amended to add the following sentence at end:

Notwithstanding anything herein to the contrary, and without duplication of any Accrued Amounts, if the Executive’s employment is terminated on or after December 31, 2023 and within the Company’s 2024 fiscal year, the Executive shall not be eligible to receive any Pro Rata Bonus, but for the avoidance of doubt, the Executive shall be entitled to receive payment of the 2023 Annual Bonus if unpaid.

3.    Section 8(a) of the Employment Agreement is hereby amended and replaced in its entirety, as follows:

(a)	Notwithstanding anything herein to the contrary, subject to Section 8(c), in the event a Change in Control occurs prior to the Expiration Date and the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason within two (2) years following such Change in Control, then in lieu of the amounts and benefits under Section 7(d), the Company shall pay or provide to the Executive (i) the Accrued Amounts; and (ii) subject to Section 9:

(A)	subject to Section 25(b), payment in an amount equal to thirty-six (36) months Base Salary, such payment to be made as follows: (x) if the Change in Control is not as a result of an event that constitutes a “change in control event” (a “409A Change in Control”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), then such payment shall be paid to the Executive in equal installments for 36 months following the date of termination in accordance with the Company’s normal payroll policies as if the Executive were an employee (but off employee payroll); provided, that unless subject to further delay as set forth in Section 25(b), the first payment of such payment will made on the sixtieth (60th) day after the date of termination and will include payment of any amounts that would otherwise be due prior thereto, and (y) if the Change in Control does result from an event that constitutes a 409A Change in Control, then the full amount of such payment shall be paid to the Executive in a lump sum on the 60th day after the date of termination;

(B)	without duplication of any Accrued Amount paid or payable, the 2023 Annual Bonus (for the avoidance of doubt, if such termination of employment occurs on or after December 31, 2023, and the Executive has already been paid the 2023 Annual Bonus, then the Executive shall not be entitled to any payment pursuant to this clause (B));

(C)	subject to Section 25(b), a monthly payment in the amount of $2,600, payable for a period of thirty-six (36) months following the date of the Executive’s termination (such payments to the Executive, as applicable, the “CIC Termination COBRA Payments”); provided, that (x) the first payment of the CIC Termination COBRA Payments will made on the sixtieth (60th) day after the date of termination and will include payment of any amounts that would otherwise be due prior thereto and (y) the CIC Termination COBRA Payments shall cease upon the Executive becoming eligible for medical benefits from a subsequent employer or the death of both the Executive and the Executive’s spouse.

In the event of the Executive’s death during the period in which any payments are owed to the Executive under this Section 8(a), such payments shall be made to the Executive’s spouse or, in the event there is no spouse, his estate, as applicable.

Following any such termination all equity awards granted to the Executive shall be governed in accordance with the terms of the applicable grant agreements.

4.    Except as otherwise set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain in full force and effect. Upon execution of this Amendment, each of the undersigned hereby approves, confirms and ratifies the Employment Agreement as amended by this Amendment. Without limiting the generality of the foregoing, this Amendment shall be subject to Sections 18 and 21 of the Employment Agreement.

5.    This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy of this Amendment as a fully binding original.

(Signature page follows)

2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Amendment Effective Date.

P&F INDUSTRIES, INC.

By:	/s/ Joseph A. Molino, Jr.
Joseph A. Molino, Jr.
Vice President, Chief Operating Officer and Chief Financial Officer

/s/ Richard A. Horowitz
RICHARD A. HOROWITZ

[Signature Page to Amendment No. 1]